 Exhibit 99.1
GRAND CAYMAN, CAYMAN ISLANDS / ACCESSWIRE / August 16, 2021 / Oxbridge Re Holdings Limited (NASDAQ:OXBR), (the "Company"), a provider of reinsurance solutions primarily to property and casualty insurers, reported improved results for the three and six months ended June 30, 2021.

2021 HIGHLIGHTS:

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Net income of $448,000 in second quarter, up from $165,000 last year

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Q2 premium income rises on higher rates on reinsurance contracts

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No losses incurred to date in 2021 or in 2020

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Sidecar investors in Series 2021-1 participating notes paid ~19% return to date

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Oxbridge Acquisition Corp. listed on August 12, 2021 to invest in disruptive technology markets, with a particular focus on insurtech, blockchain and artificial intelligence sectors.

"We were pleased to generate further improved performance through the second quarter and first six months of 2021 with higher revenues, increased net income, and strengthened financial and operating ratios," said Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. "Looking ahead, we remain highly optimistic about the long-term prospects of our reinsurance business and for our investment in the recently listed special purpose acquisition company Oxbridge Acquisition Corp."

"We were also pleased that our sidecar investors were paid a 19% return to date and we anticipate growing this portion of the business going forward," Mr. Madhu concluded.

Financial Performance

For the three months ended June 30, 2021 the Company generated net income of $448,000 or $0.08 per basic and diluted common share compared with $165,000 or $0.03 per basic and diluted common share in the second quarter of 2020. For the six months ended June 30, 2021 net income was $476,000 or $0.08 per basic and diluted common share compared with a net loss of $(199,000) or $(0.03) per basic and diluted common share in the same period last year. The improved results were primarily due to significant net realized gains on investments earned through the first six months of 2021.

Net premiums earned for the three months ended June 30, 2021 increased to $205,000 from $135,000 in the prior year due to higher rates on reinsurance contracts during the second quarter of 2021. For the first six months of 2021 net premiums earned decreased marginally to $386,000 from $400,000 in the prior year. The small decrease is due to premium adjustments recognized through the first six months of 2021.

Total expenses, including policy acquisition costs and general and administrative expenses were $334,000 in the second quarter of 2021 compared to $297,000 in the second quarter of 2020. Policy acquisition costs increased in the first quarter of 2021 due to higher rates on reinsurance contracts compared to last year. For the first six months of 2021 total expenses were $607,000 compared to $572,000 last year. Policy acquisition costs decreased in the six months ended June 30, 2021 due to premium adjustments recorded and related adjustments to policy acquisition costs. General and administrative expenses have increased marginally in 2021 due to expense fluctuations.

At June 30, 2021, cash and cash equivalents, and restricted cash and cash equivalents, totaled $8.0 million compared with $7.5 million at December 31, 2020. Restricted cash and cash equivalents decreased at June 30, 2021 due to the withdrawal of the majority of collateral deposits on the expiry of contracts in 2021.

Solid Financial Ratios

Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. For the three and six months ended June 30, 2021 and 2020 the loss ratio was 0.0% due to no loss and loss adjustment expenses incurred to date in either year.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs with net premiums earned. The acquisition cost ratio decreased to 10.7% for the three months ended June 30, 2021 from 11.1% last year. The decrease is due to the marginally lower weighted-average acquisition costs on reinsurance contracts in force during the second quarter of 2021 compared to the prior year. For the six months ended June 30, 2021 the acquisition cost ratio decreased to 10.9% from 11.0% last year due to the marginally lower weighted-average acquisition costs on reinsurance contracts in force to date in 2021 compared with last year

Expense ratio, which measures operating performance, compares policy acquisition costs and general and administrative expenses with net premiums earned. The expense ratio decreased to 162.9% for the three-month period ended June 30, 2021 from 220% last year due to a higher denominator in net premiums earned as a result of higher rates on reinsurance contracts in force during the second quarter of 2021 compared with last year. For the six months ended June 30, 2021 the expense ratio increased to 157.3% from 143.0% in the prior year period due to higher general and administrative expenses incurred to date in 2021.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio decreased to 162.9% for the three-month period ended June 30, 2021 from 220% in the prior year due to higher a denominator in net premiums earned as a result of higher rates on reinsurance contracts in force. For the six months ended June 30, 2021 the combined ratio increased to 157.3% from 143.0% in 2020 due to higher general and administrative expenses incurred year to date in 2021

Subsequent Event

On August 16, 2021, Oxbridge Acquisition Corp. ("Oxbridge Acquisition"), a Cayman Islands special purpose acquisition company in which the Company has an indirect investment through its wholly-owned licensed reinsurance subsidiary Oxbridge Reinsurance Limited ("OXRE"), announced the closing of an initial public offering of units ("Units"). In the initial public offering, Oxbridge Acquisition sold an aggregate of 11,500,000 Units at a price of $10.00 per unit, resulting in total gross proceeds of $115,000,000. Each Unit consisted of one Class A ordinary share and one redeemable warrant, with each warrant entitling the holder thereof to purchase one Class A ordinary share of Oxbridge Acquisition at a price of $11.50 per share.

The initial public offering of Oxbridge Acquisition was sponsored by OAC Sponsor Ltd. ("Sponsor"). In connection with Oxbridge Acquisition's initial public offering, Sponsor purchased from Oxbridge Acquisition, simultaneous with the closing of the initial public offering, an aggregate of 4,897,500 warrants at a price of $1.00 per warrant ($4,897,500 in the aggregate) in a private placement (the "Private Placement Warrants"). Each Private Placement Warrant is exercisable to purchase one Class A ordinary share of Oxbridge Acquisition at $11.50 per share. In addition, Sponsor holds 2,875,000 shares of the Class B ordinary shares of Oxbridge Acquisition, representing 20% of the outstanding shares of Oxbridge Acquisition (the "Class B Shares").

In connection with the organization of Sponsor, OXRE placed approximately 34.7% of the risk capital and owns approximately 49.6% and 63.1% of the ordinary shares and preferred shares, respectively, of the Sponsor (the "Sponsor Equity Interest"). The Company's executive officers and Oxbridge Acquisition's directors collectively own an approximately 29% and 24% of the ordinary shares and preferred shares, respectively, in Sponsor, and Oxbridge Acquisition's executive officers will be Oxbridge Acquisition's management team. The preferred shares of Sponsor are nonvoting shares and generally entitle the holders thereof to receive the net proceeds, if any, received by Sponsor from the sale, exchange, or disposition of the Private Placement Warrants (as defined below) or the shares issuable upon the exercise thereof, and the ordinary shares of Sponsor (which are voting shares in Sponsor) will generally be equivalent to the value of the Class B Shares of Oxbridge Acquisition held by Sponsor.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: August 16, 2021
Time: 4.30 p.m. Eastern time
Toll-free number: 844-407-9500
International number: 862-298-0850

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until September 16, 2021.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 42371

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts and it makes investments that can contribute to the growth of capital and surplus in its licensed reinsurance subsidiaries over time. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

On March 11, 2021, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic. The pandemic has had and is expected to continue to have a significant effect on the reinsurance industry. The industry is currently being impacted by a number of factors including: uncertainties with respect to current and future losses, reduction in interest rates, equity market volatility and ongoing business and financial market impacts of an economic downturn. The insurance industry is likely to experience material losses resulting from COVID-19, which will reduce available capital and we expect will help to sustain the upward pricing trend for reinsurers that we were seeing across many lines of business before COVID-19. However, the ultimate impact on current business in force as well as risks and potential opportunities on future business remains highly uncertain.

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June 30, 2021	At December 31, 2020
	(Unaudited)
Assets
Equity securities, at fair value (cost: $1,022 and $965)	$790	787
Cash and cash equivalents	7,621	5,562
Restricted cash and cash equivalents	345	1,914
Accrued interest and dividend receivable	-	1
Premiums receivable	911	464
Related party note receivable	177	-
Deferred policy acquisition costs	102	45
Operating lease right-of-use assets	179	222
Prepayment and other assets	127	75
Property and equipment, net	8	13
Total assets	$10,260	9,083

Liabilities and Shareholders' Equity
Liabilities:
Notes payable to noteholders	216	216
Unearned premiums reserve	930	411
Operating lease liabilities	179	222
Accounts payable and other liabilities	404	209
Total liabilities	1,729	1,058

Shareholders' equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,324	32,294
Accumulated Deficit	(23,799)	(24,275)
Total shareholders' equity	8,531	8,025
Total liabilities and shareholders' equity	$10,260	9,083

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenue
Assumed premiums	$1,014	864	904	864
Change in unearned premiums reserve	(809)	(729)	(518)	(464)

Net premiums earned	205	135	386	400
Net investment and other income	23	25	38	57
Net realized investment gains	755	320	755	326
Change in fair value of equity securities	(178)	2	(54)	(324)

Total revenue	805	482	1,125	459

Expenses
Policy acquisition costs and underwriting expenses	22	15	42	44
General and administrative expenses	312	282	565	528

Total expenses	334	297	607	572

Income (Loss) before income attributable to noteholders	471	185	518	(113)

Income attributable to noteholders	(23)	(20)	(42)	(86)

Net income (loss)	$448	165	476	(199)

Earnings (Loss) per share
Basic and Diluted	$0.08	0.03	0.08	(0.03)

Weighted-average shares outstanding
Basic and Diluted	5,733,587	5,733,587	5,733,587	5,733,587

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	0.0%	0.0%
Acquisition cost ratio	10.7%	11.1%	10.9%	11.0%
Expense ratio	162.9%	220.0%	157.3%	143.0%
Combined ratio	162.9%	220.0%	157.3%	143.0%

SOURCE: Oxbridge Re Holdings Limited